STATE OF DELAWARE

CERTIFICATE OF INCORPORATION

OF

MiT ACQUISITION CORPORATION

FIRST:            The name of the corporation is MiT Acquisition Corporation (the "Corporation").

SECOND:       The address of the Corporation's registered office in the State of Delaware is 1012 College Road, Suite 201, Dover, County of Kent, Delaware 19904. The name of its registered agent at such address is Telos Legal Corp.

THIRD:           The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law, specifically the Corporation will hold securities in companies that may be engaged in the commercial cannabis industry.

FOURTH:       A.        The total number of shares of all classes of stock which the Corporation shall have authority to issue is one hundred ten million (110,000,000) shares consisting of one hundred million (100,000,000) shares of common stock, having a par value of $0.00001 per share (the "Common Stock"), and ten million (10,000,000) shares of preferred stock, having a par value of $0.00001 per share (the "Preferred Stock").

B.                     The board of directors of the Corporation is authorized, subject to any limitations prescribed by law, to provide for the issuance of shares of Preferred Stock in one or more series, and by filing a certificate pursuant to the applicable law of the State of Delaware (such certificate being hereinafter referred to as a "Preferred Stock Designation"), to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences, and rights of the shares of each wholly unissued series and any qualifications, limitations or restrictions thereof. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the Common Stock, without a vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders is required pursuant to the terms of any Preferred Stock Designation.

FIFTH:            The business and affairs of the Corporation shall be managed by or under the direction of the board of directors, and the directors need not be elected by written ballot unless required by the bylaws of the Corporation.

SIXTH:           In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the board of directors is expressly empowered to adopt, amend or repeal the bylaws of the Corporation.

SEVENTH:     A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended. Any repeal or modification of this provision shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

EIGHTH:         This Corporation is authorized to indemnify the directors and officers of this Corporation to the fullest extent permissible under Delaware law.

NINTH:           The Corporation reserves the right to amend or repeal any provision contained in this Certificate of Incorporation in the manner prescribed by the laws of the State of Delaware, and all rights conferred upon stockholders are granted subject to this reservation.

TENTH:          The name and mailing address of the sole incorporator is as follows:

Antoinette Nolan

Manatt, Phelps & Phillips, LLP

2049 Century Park East, 17th Floor

Los Angeles, CA 90067

I, THE UNDERSIGNED, being the incorporator, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate of Incorporation, and, accordingly, have hereto set my hand this 6th day of November, 2018.

/s/ Antoinette Nolan
Antoinette Nolan, Incorporator

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

MiT Acquisition Corporation

a Delaware corporation

MIT Acquisition Corporation, a corporation organized and existing under the laws of the State of Delaware (the "Company"), hereby certifies as follows:

1.       MIT Acquisition Corporation was incorporated by filing its certificate of incorporation ("Certificate of Incorporation") with the Delaware Secretary of State on June 22, 2020.

2.       Article FIRST of the Certificate of Incorporation of the Company is hereby amended to read in full as follows:

         "The name of the corporation is Moving iMage Technologies, Inc."

5.       The foregoing amendment has been duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law, by approval of the board of directors of the Company by unanimous written consent dated September 1, 2020.

6.       This Certificate of Amendment of Certificate of Incorporation shall be effective upon filing with the Delaware Secretary of State.

IN WITNESS WHEREOF, the Company has caused this Certificate of Amendment of Certificate of Incorporation to be duly executed by its authorized officer this 1st day of September, 2020.

MiT Acquisition, Inc.

By:	/s/ Glenn H. Sherman
Glenn H. Sherman
President and Chief Financial Officer